PROQUEST COMPANY’S

DIRECTOR INDEPENDENCE CRITERIA

It is the policy of the Company that a significant majority of the Board of Directors shall consist of independent, non-management directors who meet the criteria for independence as required by the New York Stock Exchange and as follows:

•	A director is independent if he or she does not have a material relationship with the Company;
o	The following relationships will be considered material:
▪	If a Company director is an executive officer of another company which does business with the Company and the annual revenues derived from that business exceed 2% of either company’s total revenues.
▪

If a Company director is a director, officer or trustee of a charitable organization and the Company’s annual charitable contributions to the organization (exclusive of gift-match payments) are greater than 2% of the organization’s total annual charitable receipts.

▪	If a Company director is a partner of or of counsel to a law firm that performs substantial legal services to the Company on a regular basis.
▪	If a Company director is a partner, officer or employee of an investment bank or consulting firm that performs substantial services to the Company on a regular basis.
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A director will not be considered independent if, within the last three years (i) the director or an immediate family member was employed by the Company or a subsidiary as an officer; (ii) the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company (other than director’s fees and pension or other forms of deferred compensation for prior service with the Company);(iii) the director or an immediate family member was employed by the Company’s auditor as partner or manager, or (iv) an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director as an officer. In addition, members of the Audit Committee will meet the independence and experience requirements set forth in the Sarbanes-Oxley Act of 2002, and other laws, regulations and rules.